Calumet Specialty Products Partners, L.P. Reports Third Quarter 2014 Results

INDIANAPOLIS—(PR NEWSWIRE) — November 5, 2014 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported net income for the third quarter ended September 30, 2014 of $9.4 million, or $0.08 per diluted unit, compared to a net loss of $34.8 million, or $(0.54) per diluted unit, in the third quarter 2013. Third quarter 2014 results include $25.6 million in non-cash unrealized derivative losses, compared to $2.4 million non-cash unrealized derivative gains in the prior year period.

Calumet generated Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $107.5 million during the third quarter 2014 versus $38.3 million in the prior-year period, driven by improved utilization at key fuels refineries, a year-over-year improvement in benchmark refining margins and strong demand for refined products.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the third quarter 2014 was $71.3 million, compared to $(16.0) million in the prior year period. The year-over-year increase in DCF resulted primarily from significant growth in Adjusted EBITDA and lower turnaround costs, partially offset by higher cash interest expense.

Management Commentary

“During the third quarter, Adjusted EBITDA increased to near-record levels, distribution coverage reached 1.4x and our key refineries operated at or ahead of plan,” stated Bill Grube, Vice Chairman and Chief Executive Officer. “Strong system reliability and seasonally robust refining economics, were among the key factors that contributed to our strong third quarter results.”
“Our slate of organic growth projects remain on track,” continued Grube. “We are finalizing pre-commissioning work at our Dakota Prairie joint venture refinery, scheduled to reach completion by year-end 2014. Further, together with our joint venture partner, we have secured crude oil supply relationships with multiple established producers in the local market who are capable of supplying Dakota Prairie Refining with cost-advantaged Bakken crude oil, the majority of which will be delivered by third-party pipeline once the refinery comes on stream.”
“Having concluded the turnaround cycle at our four major fuels refineries during the past two years, we do not anticipate major maintenance-related capital spending at these refineries until the 2018-2019 timeframe,” continued Grube. “Our Shreveport refinery, which concluded planned maintenance during the second quarter 2014, operated at approximately 43,000 barrels per day during the third quarter 2014, well above historical averages. We want to congratulate all of our refinery personnel on their continued commitment to safety and reliability.”
“Our leverage ratio, as defined by total debt divided by our trailing twelve month Adjusted EBITDA, improved substantially between the second and third quarters of 2014, declining from 7.4x to 6.0x,” continued Grube. “Long term, we remain focused on reducing our leverage ratio below 4.0x.”
“We remain committed to maintaining a distribution policy that provides for consistent cash distributions to our unitholders,”stated Grube. “On October 21, 2014, we announced a quarterly cash distribution of $0.685 per unit for the third quarter 2014 on all of our outstanding limited partner units. Long term, we continue to target a distribution coverage ratio in the range of 1.2x to 1.5x.”
Third Quarter 2014 Performance Highlights

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Significant year-over-year and sequential increase in Adjusted EBITDA. Adjusted EBITDA reported in the third quarter 2014 was $107.5 million, compared to $38.3 million in the third quarter 2013 and $39.3 million in the second quarter 2014. Adjusted EBITDA reported in the third quarter 2014 represents the third highest single-quarter Adjusted EBITDA generated in the history of the Partnership and the single highest Adjusted EBITDA quarter for the Partnership since the third quarter 2012.

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Achieved 1.4x distribution coverage ratio in third quarter 2014 and 0.7x for the nine months ended September 30, 2014. The Partnership reported DCF of $71.3 million in the third quarter 2014, versus $(16.0) million in the third quarter 2013 and $(20.4) million in the second quarter 2014. The year-over-year improvement in DCF was attributable primarily to a combination of higher Adjusted EBITDA and lower turnaround costs, partially offset by higher cash interest expense.

▪
Entered a cycle of lower turnaround-related spending. Between the first quarter 2013 and the second quarter 2014, each of the Partnership’s fuels refineries, conducted a full, plant-wide turnaround, resulting in elevated turnaround expenditures during that period. Management anticipates that, having completed this planned major maintenance cycle, turnaround related expenditures should return to a range of $25 million to $30 million per year until the next turnaround cycle commences in 2018. The Partnership anticipates minimal turnaround related capital spending during the fourth quarter 2014.

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Leverage ratio improved on a trailing twelve month basis. The Partnership’s debt to trailing twelve month Adjusted EBITDA as of September 30, 2014 was 6.0x, down from 7.4x as of June 30, 2014, due primarily to higher trailing twelve months Adjusted EBITDA. The Partnership continues to target a leverage ratio of at or below 4.0x.

RFS Small Refinery Exemptions
On October 7, 2014, the EPA granted both the Partnership’s Shreveport and San Antonio refineries a “small refinery exemption” under the U.S. Renewable Fuels Standard (“RFS”) for the full-year 2013, as provided under the Clean Air Act. The EPA determined that for the full-year 2013, compliance with the RFS would represent a “disproportionate economic hardship” for these two refineries. Under the 2013 exemptions granted by the EPA, both the Shreveport and San Antonio refineries are not subject to the requirements of RFS as an “obligated party” for fuels produced at these refineries between January 1, 2013 and December 31, 2013. As a result of the exemptions, the Partnership’s requirements to purchase Renewable Identification Numbers (“RINs”) for 2013 compliance were reduced by approximately 39 million RINs.  Any gains from these exemptions will be recorded in the fourth quarter 2014, the period such exemptions were received. The Partnership is in the process of an assessment to determine which of its fuels refineries potentially could be eligible for economic hardship exemptions for the full-year 2014.
Organic Growth Projects Update

Beginning in 2013, the Partnership initiated a series of organic growth projects, the last of which is expected to be completed by the first quarter 2016. Collectively, these projects are estimated to cost approximately $610 million and are expected to return approximately $200 million in annualized Adjusted EBITDA upon completion. As of September 30, 2014, Calumet had invested more than $300 million in these growth related capital projects. The following is a current list of the remaining growth projects slated for through the first quarter 2016:

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Dakota Prairie (North Dakota) Refinery Project. Calumet, together with its 50/50 joint venture partner, MDU Resources, Inc., continues to make steady progress on the construction of a 20,000 barrels per day (“bpd”) diesel refinery located in Dickinson, North Dakota. At this point, all critical path items have been completed, and the Partnership anticipates the refinery should be mechanically completed by year-end 2014 with production ramp-up during the first quarter of 2015. The estimated total construction cost of this project to the joint venture, which is in its final phase, is approximately $365 million.

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San Antonio Solvents Project. Calumet has commenced a project that will take a portion of its San Antonio refinery’s ultra-low sulfur diesel and jet fuel production and convert it into up to 3,000 bpd of higher margin solvents that will meet customer requirements for low aromatic content. Solvents production will supplement the refinery’s current fuels production slate and will be targeted toward the drilling fluid, paints and coating markets. This project is expected to reach completion during the second quarter 2015. The estimated total construction cost of the solvents project is approximately $40 million.

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Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project that is expected to double esters production capacity at its Missouri esters plant from 35 million to 75 million pounds per year. Esters are a key base stock used in the aviation, refrigeration and automotive lubricants markets. The Partnership anticipates completion of the project during the second quarter 2015. The estimated total construction cost of the expansion project is approximately $40 million.

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Montana Refinery Expansion Project. Calumet is progressing on a project designed to double production capacity at its Montana refinery from 10,000 to 20,000 bpd. The Partnership estimates that this project will be completed during the first quarter of 2016. The current estimated total construction cost of the expansion project is approximately $400 million.

Financial and Operational Guidance

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2014 capital spending forecast. For the full-year 2014, the Partnership anticipates total capital expenditures of $375 million to $420 million. Approximately $315 million to $345 million (including contributions to our joint ventures) of the total 2014 capital spending plan is allocated toward organic growth projects. The 2014 capital spending plan also includes an estimated $35 million to $45 million in replacement and environmental capital expenditures and approximately $25 million to $30 million in turnaround costs.

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Estimated RFS compliance impact for the full-year 2014. In conjunction with the Partnership’s ongoing compliance with the RFS, Calumet will purchase blending credits referred to as RINs. The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. Excluding any the exemptions for the full-year 2014, the Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, to be in the range of 85 million to 90 million RINs for the full year 2014, consistent with the Partnership’s prior guidance. During the third quarter 2014, Calumet incurred RFS compliance costs of $3.8 million, compared to a $3.9 million gain in the third quarter 2013.

Partnership Liquidity

On September 30, 2014, Calumet had availability under its revolving credit facility of approximately $557.4 million, based on a $831.5 million borrowing base, $149.9 million in outstanding standby letters of credit and $124.2 million in outstanding borrowings. In addition, Calumet had approximately $7.7 million of cash on hand as of September 30, 2014. Calumet believes it will continue to have ample liquidity from cash on hand, cash flow from operations and borrowing capacity under its revolving credit facility to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters Ended September 30, 2014 and 2013

The Partnership has reclassified the reporting of asphalt sold from its Shreveport, Superior and Montana refineries from its Specialty Products segment to its Fuel Products segment. This reporting change does not impact the Partnership’s consolidated financial results from prior periods. Segment gross profit for the prior periods has been restated and is consistent with the current year presentation.
Gross profit by segment for the three and nine months ended September 30, 2014 and 2013 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in millions, except per barrel data)
Specialty products	$145.7	$72.8	$346.6	$243.2
Fuel products	36.9	(10.7)	59.8	54.3
Total gross profit	$182.6	$62.1	$406.4	$297.5

Specialty products gross profit per barrel (1)	$41.98	$31.47	$39.13	$33.16
Fuel products gross profit (loss) per barrel (including hedging activities)	$3.63	$(1.12)	$2.24	$2.16
Fuel products gross profit (loss) per barrel (excluding hedging activities)	$3.11	$(1.80)	$2.10	$2.31

(1) Per barrel data excludes oil field services activity for Anchor and SOS.
Specialty Products
Calumet’s Specialty Products segment generated a gross profit of $41.98 per barrel during the third quarter 2014, compared to $31.47 per barrel in the third quarter 2013. The increase in specialty products segment gross profit of $72.9 million between the third quarter 2014 and the prior year period was attributable to incremental gross profit contributions from recently completed acquisitions, including Anchor Drilling Fluids (“Anchor”), Bel-Ray, Specialty Oilfield Services (“SOS”) and United Petroleum, coupled with a decline in the average cost of crude oil per barrel year over year.
Fuel Products
Calumet’s Fuel Products segment generated a gross profit of $3.11 per barrel (excluding hedging activities) during the third quarter 2014, compared to gross loss of $(1.80) per barrel (excluding hedging activities) in the third quarter 2013. The increase in Fuel Products gross profit of $47.6 million between the third quarter 2014 and the prior year period was attributable to improved refining economics, partially offset by higher RINs and natural gas costs incurred during the third quarter 2014 compared to the prior year period.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations, excluding Anchor and SOS operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol, biodiesel and the resale of crude oil in the Fuel Products segment. The table includes the results of operations at our San Antonio refinery commencing January 2, 2013, Bel-Ray facility commencing December 10, 2013 and United Petroleum assets commencing February 28, 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(bpd)
Total sales volume (1)	136,315	128,576	122,821	118,967
Total feedstock runs (2)	125,289	117,996	118,446	112,485
Facility production: (3)
Specialty products:
Lubricating oils	14,303	13,093	11,971	13,248
Solvents	8,836	8,156	8,958	8,725
Waxes	1,538	1,426	1,319	1,324
Packaged and synthetic specialty products (4)	1,904	2,344	1,785	2,190
Other	1,307	3,531	1,905	2,512
Total	27,888	28,550	25,938	27,999

Fuel products:
Gasoline	36,651	31,140	33,130	29,243
Diesel	28,540	29,594	26,359	26,076
Jet fuel	5,901	4,251	4,729	4,761
Asphalt, heavy fuels and other	21,239	21,067	22,510	21,412
Total	92,331	86,052	86,728	81,492
Total facility production (3)	120,219	114,602	112,666	109,491

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the third quarter 2014 compared to the same period in 2013 is due primarily to increased production at Shreveport refinery, increased production at the Montana refinery as a result of turnaround activity in the 2013 period, increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 and incremental sales volume from the Bel-Ray acquisition.

The increase in total sales volume for the nine months ended September 30, 2014 compared to the same period in 2013 is due primarily to increased production at the Montana and Superior refineries as a result of turnaround activity in the 2013 period, increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 and incremental sales volume from the Bel-Ray acquisition, partially offset by decreased production at the Shreveport refinery as a result of extended turnaround activity in the 2014 period.

(2)	Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The increase in total feedstock runs for the third quarter 2014 compared to the same period in 2013 is due primarily to increased feedstock runs at Shreveport refinery, increased feedstock runs in the 2014 period at the Montana refinery as a result of turnaround activity in the 2013 period, increased feedstock runs at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 and incremental production volume from the Bel-Ray acquisition.

The increase in total feedstock runs for the nine months ended September 30, 2014 compared to the same period in 2013 is due primarily to increased feedstock runs at the Superior refinery in 2014 as a result of turnaround activity in the 2013 period, increased feedstock runs at the Montana refinery in 2014 as a result of turnaround activity in the 2013 period, incremental feedstock runs as a result of the Bel-Ray Acquisition and incremental feedstock runs in 2014 as a result of the San Antonio crude oil unit expansion completed in December 2013, partially offset by decreased feedstock runs at the Shreveport refinery as a result of extended turnaround activity in the third quarter 2014.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The decrease in total facility production for the three and nine months ended September 30, 2014 compared to the same periods in 2013 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and nine months ended September 30, 2014 and 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions)		(In millions)
Derivative loss reflected in sales	$(5.6)	$(4.7)	$(30.3)	$(1.4)
Derivative gain (loss) reflected in cost of sales	12.1	10.3	34.0	(3.0)
Derivative gains (losses) reflected in gross profit	$6.5	$5.6	$3.7	$(4.4)

Realized gain on derivative instruments	$5.1	$4.2	$17.7	$5.4
Unrealized gain (loss) on derivative instruments	(25.6)	2.4	22.6	22.9
Derivative gain reflected in interest expense	0.9	—	2.2	—
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$(13.1)	$12.2	$46.2	$23.9
Total gain on commodity derivative settlements	$8.1	$13.7	$21.5	$4.0

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has thirteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma and eastern Missouri.
A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, November 5, 2014, to discuss the financial and operational results for the third quarter 2014. Investors, analysts and members of the media interested in listening to the live presentation may call (800) 688-0836 and enter passcode 87185139. The telephonic replay is available by calling (888) 286-8010 and entering passcode 92070726. The replay will be available beginning Wednesday, November 5, 2014, at approximately 5:00 p.m. ET until Wednesday, November 12, 2014. A webcast of the earnings call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and nine months ended September 30, 2014 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuels Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.
We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark to market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.
We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense and excluding capitalized interest) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.
The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this press release reflect the calculation of “Consolidated Cash Flow” contained in the indenture governing our 9.625% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”), the indenture governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013

(the “2022 Notes”) and the indenture governing our 6.50% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2021 Notes, 2020 Notes and 2022 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.
EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit and unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales	$1,675.8	$1,505.5	$4,451.7	$4,178.3
Cost of sales	1,493.2	1,443.4	4,045.3	3,880.8
Gross profit	182.6	62.1	406.4	297.5
Operating costs and expenses:
Selling	43.6	13.9	103.3	46.7
General and administrative	26.5	15.8	73.3	59.9
Transportation	42.2	34.9	123.9	104.1
Taxes other than income taxes	4.2	3.7	9.9	9.7
Other	4.7	12.8	9.6	14.4
Operating income (loss)	61.4	(19.0)	86.4	62.7
Other income (expense):
Interest expense	(28.4)	(24.2)	(83.3)	(73.7)
Debt extinguishment costs	(0.3)	—	(89.9)	—
Realized gain on derivative instruments	5.1	4.2	17.7	5.4
Unrealized gain (loss) on derivative instruments	(25.6)	2.4	22.6	22.9
Other	(0.7)	1.9	(1.8)	2.2
Total other expense	(49.9)	(15.7)	(134.7)	(43.2)
Net income (loss) before income taxes	11.5	(34.7)	(48.3)	19.5
Income tax expense	2.1	0.1	0.4	0.5
Net income (loss)	$9.4	$(34.8)	$(48.7)	$19.0
Allocation of net income (loss):
Net income (loss)	$9.4	$(34.8)	$(48.7)	$19.0
Less:
General partner’s interest in net income (loss)	0.2	(0.7)	(1.0)	0.4
General partner’s incentive distribution rights	3.8	3.8	11.5	10.9
Non-vested share based payments	—	—	—	0.2
Net income (loss) available to limited partners	$5.4	$(37.9)	$(59.2)	$7.5
Weighted average limited partner units outstanding:
Basic	69,684,621	69,626,650	69,637,991	67,367,326
Diluted	69,850,685	69,626,650	69,637,991	67,553,709
Limited partners’ interest basic and diluted net income (loss) per unit	$0.08	$(0.54)	$(0.85)	$0.11
Cash distributions declared per limited partner unit	$0.685	$0.685	$2.055	$2.015

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7.7	$121.1
Accounts receivable, net	461.6	263.3
Inventories	640.5	567.4
Derivative assets	54.8	—
Prepaid expenses and other current assets	20.8	18.9
Deposits	6.1	3.7
Deferred tax asset	0.9	—
Total current assets	1,192.4	974.4
Property, plant and equipment, net	1,385.2	1,160.4
Investment in unconsolidated affiliates	94.0	33.4
Goodwill	280.7	207.0
Other intangible assets, net	268.7	212.9
Other noncurrent assets, net	111.0	100.0
Total assets	$3,332.0	$2,688.1
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$528.9	$355.8
Accrued interest payable	42.4	22.5
Accrued salaries, wages and benefits	23.4	14.0
Other taxes payable	22.9	16.7
Other current liabilities	41.5	36.2
Current portion of long-term debt	0.6	0.4
Derivative liabilities	0.6	54.8
Total current liabilities	660.3	500.4
Deferred income tax liability	31.4	1.7
Pension and postretirement benefit obligations	10.5	11.7
Other long-term liabilities	1.0	1.1
Long-term debt, less current portion	1,683.1	1,110.4
Total liabilities	2,386.3	1,625.3
Commitments and contingencies
Partners’ capital:
Partners’ capital	911.9	1,116.2
Accumulated other comprehensive income (loss)	33.8	(53.4)
Total partners’ capital	945.7	1,062.8
Total liabilities and partners’ capital	$3,332.0	$2,688.1

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2014	2013
Operating activities
Net income (loss)	$(48.7)	$19.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101.0	88.2
Amortization of turnaround costs	18.3	10.9
Non-cash interest expense	5.0	5.2
Non-cash debt extinguishment costs	19.0	—
Provision for doubtful accounts	0.8	0.6
Unrealized gain on derivative instruments	(22.6)	(22.9)
Non-cash equity based compensation	5.9	3.4
Other non-cash activities	4.4	14.5
Changes in assets and liabilities:
Accounts receivable	(112.2)	(75.8)
Inventories	(9.1)	10.9
Prepaid expenses and other current assets	(1.6)	(0.3)
Derivative activity	0.2	3.0
Turnaround costs	(22.6)	(62.9)
Deposits	(1.8)	5.2
Other assets	—	0.1
Accounts payable	108.6	121.7
Accrued interest payable	19.9	5.3
Accrued salaries, wages and benefits	(13.4)	(5.8)
Accrued income taxes payable	—	(27.6)
Other taxes payable	4.2	8.4
Other liabilities	4.3	11.6
Pension and postretirement benefit obligations	(1.1)	(2.4)
Net cash provided by operating activities	58.5	110.3
Investing activities
Additions to property, plant and equipment	(194.2)	(114.1)
Cash paid for acquisitions, net of cash acquired	(263.6)	(124.1)
Investment in unconsolidated affiliates	(60.9)	(17.8)
Proceeds from sale of property, plant and equipment	0.1	—
Net cash used in investing activities	(518.6)	(256.0)
Financing activities
Proceeds from borrowings — revolving credit facility	1,133.2	731.9
Repayments of borrowings — revolving credit facility	(1,009.0)	(731.9)
Repayments of borrowings — senior notes	(500.0)	—
Payments on capital lease obligations	(0.7)	(0.9)
Proceeds from other financing obligations	—	3.5
Proceeds from senior notes offering	900.0	—
Debt issuance costs	(19.9)	—
Proceeds from public offerings of common units, net	3.7	392.5
Contribution from Calumet GP, LLC	0.1	8.4
Common units repurchased for phantom unit grants	(2.2)	(7.1)
Cash settlement of unit based compensation	(0.9)	—
Distributions to partners	(157.6)	(149.0)
Net cash provided by financing activities	346.7	247.4
Net increase (decrease) in cash and cash equivalents	(113.4)	101.7
Cash and cash equivalents at beginning of period	121.1	32.2
Cash and cash equivalents at end of period	$7.7	$133.9
Supplemental disclosure of non-cash financing and investing activities
Non-cash property, plant and equipment additions	$39.5	$—
Non-cash capital lease	$39.4	$—

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$9.4	$(34.8)	$(48.7)	$19.0
Add:
Interest expense	28.4	24.2	83.3	73.7
Debt extinguishment costs	0.3	—	89.9	—
Depreciation and amortization	35.4	29.4	101.0	88.2
Income tax expense	2.1	0.1	0.4	0.5
EBITDA	$75.6	$18.9	$225.9	$181.4
Add:
Unrealized (gain) loss on derivative instruments	25.6	(2.4)	(22.6)	(22.9)
Realized gain (loss) on derivatives, not included in net income (loss)	(3.3)	3.9	0.1	3.0
Amortization of turnaround costs	6.4	4.9	18.3	10.9
Non-cash equity based compensation and other non-cash items	3.2	13.0	7.8	15.9
Adjusted EBITDA	$107.5	$38.3	$229.5	$188.3
Less:
Replacement and environmental capital expenditures (1)	6.9	15.8	23.6	48.5
Cash interest expense (2)	26.8	22.5	78.2	68.5
Turnaround costs	0.4	15.9	22.6	62.9
Income tax expense	2.1	0.1	0.4	0.5
Distributable Cash Flow	$71.3	$(16.0)	$104.7	$7.9

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense and excludes capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In millions)

	Nine Months Ended September 30,
	2014	2013
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$104.7	$7.9
Add:
Replacement and environmental capital expenditures (1)	23.6	48.5
Cash interest expense (2)	78.2	68.5
Turnaround costs	22.6	62.9
Income tax expense	0.4	0.5
Adjusted EBITDA	$229.5	$188.3
Less:
Unrealized gain on derivative instruments	(22.6)	(22.9)
Realized gain on derivatives, not included in net income (loss)	0.1	3.0
Amortization of turnaround costs	18.3	10.9
Non-cash equity based compensation and other non-cash items	7.8	15.9
EBITDA	$225.9	$181.4
Add:
Unrealized gain on derivative instruments	(22.6)	(22.9)
Cash interest expense (2)	(78.2)	(68.5)
Non-cash equity based compensation	7.8	15.9
Deferred income tax benefit	—	—
Amortization of turnaround costs	18.3	10.9
Income tax expense	(0.4)	(0.5)
Provision for doubtful accounts	0.8	0.6
Debt extinguishment costs	(70.9)	—
Changes in assets and liabilities:
Accounts receivable	(112.2)	(75.8)
Inventories	(9.1)	10.9
Other current assets	(3.4)	4.9
Turnaround costs	(22.6)	(62.9)
Derivative activity	0.2	3.0
Other assets	—	0.1
Accounts payable	108.6	121.7
Accrued interest payable	19.9	5.3
Accrued income taxes payable	—	(27.6)
Other current liabilities	(4.9)	14.2
Other, including changes in noncurrent liabilities	1.3	(0.4)
Net cash provided by operating activities	$58.5	$110.3

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense and excludes capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of September 30, 2014

Fuel Products Segment

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and diesel fuel swaps on a combined basis as of September 30, 2014 in the Partnership’s Fuel Products segment:

Crude Oil and Diesel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2014	1,242,000	13,500	$27.47
Calendar Year 2015	5,785,500	15,851	26.59
Calendar Year 2016	2,196,000	6,000	27.23
Totals	9,223,500
Average price			$26.86

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and jet fuel swaps on a combined basis as of September 30, 2014 in the Partnership’s Fuel Products segment:

Crude Oil and Jet Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2014	276,000	3,000	$24.30
Calendar Year 2015	957,500	2,623	28.10
Totals	1,233,500
Average price			$27.25
The following table provides a summary of the implied crack spreads for Calumet’s crude oil and gasoline swaps on a combined basis as of September 30, 2014 in the Partnership’s Fuel Products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2014	966,000	10,500	$10.81
Calendar Year 2015	1,091,000	2,989	16.50
Totals	2,057,000
Average price			$13.83

Subsequent to September 30, 2014, we entered into crude oil, diesel, jet and gasoline swap contracts that offset certain derivative instruments existing at September 30, 2014 in order to lock in hedging gains of $26.1 million on 3.6 million barrels which will be realized during the fourth quarter 2014 and in 2015.